                                                                EXHIBIT 10(c)

              DESIGN, DEVELOPMENT SERVICES AND PRODUCTION AGREEMENT


         This agreement ("AGREEMENT"), effective as of the __21____ day of _December_________, 1998 ("EFFECTIVE DATE") is by and between Rainbow Technologies, Inc. ("RAINBOW") and EM Microelectronic-Marin SA ("EM MARIN"). This AGREEMENT will be valid until May 31, 2001. EM MARIN and RAINBOW may be referred to under this AGREEMENT as a "PARTY" or the "PARTIES".

         WHEREAS, RAINBOW has expertise in the fields of software protection and anti-piracy devices for information technology applications; and

         WHEREAS, EM MARIN provides technical and design services related to the design, development, and manufacture of integrated circuits; and

         WHEREAS, RAINBOW wishes to engage the technical and design service capabilities of EM MARIN to obtain the design, development and production of an integrated circuit hereinafter referred to as the "ProM/C" or "RAINBOW ASIC"; and

         WHEREAS, the ProM/C integrated circuit will be designed using EM MARIN's ALP1MVEE CMOS process;

         Now, THEREFORE, the PARTIES agree as follows:

DEFINITIONS

         "ATE" shall mean automatic test equipment.

         "DESIGN DATABASE" shall include the net list, GDSII tape, maskworks, and ATE program prepared under the DEVELOPMENT PROJECT, but shall exclude any patent, copyrights, or trade secrets related to EM MARIN's cells or subcells.

         "DEVELOPMENT PROJECT" shall mean the work performed under this AGREEMENT in preparation to manufacture the ASIC. (See APPENDIX A).

         "DEVELOPMENT WORK" shall mean the work performed by EM MARIN for the DEVELOPMENT PROJECT.

         "k", if located immediately after any number, shall denote one thousand
         (1000). (E.g., $60k shall mean $60,000 and 100k shall mean 100,000).

         "NRE" shall mean any non-recurring engineering expense.

         "PHASE" shall mean any phase of the DEVELOPMENT PROJECT.

         "PROPRIETARY INFORMATION" shall mean all information delivered under this AGREEMENT and marked confidential (as set forth in section 3.01) that is not PUBLIC INFORMATION.

         "PUBLIC INFORMATION" shall include: (a) published data sheets; (b) published specifications; (c) published technical writings; and (d) information in the public domain.

         "INTELLECTUAL PROPERTY" shall include: (a) inventions and improvements conceived, as those terms are used before the United States Patent Office; (b) patents; (c) mask works; (d) copyrights; and (e) trade secrets.

         "RAINBOW ASIC" shall mean the PROM/C, which is identified by RAINBOW as part number 105562.


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1.0      DEVELOPMENT

         1.01     DEVELOPMENT PROJECT
         A description of each PHASE of the DEVELOPMENT PROJECT is attached as APPENDIX A. EM MARIN will use its reasonable best efforts to complete the DEVELOPMENT WORK in accordance with the schedule set forth in APPENDIX A.

         1.02     SPECIFICATIONS
         RAINBOW will furnish EM MARIN with the desired specifications for the RAINBOW ASIC. EM MARIN will review the submitted specifications and request any modifications it deems appropriate. The PARTIES will agree to the final specifications for the RAINBOW ASIC and attach these specifications as APPENDIX B.

         1.03     RAINBOW'S RESPONSIBILITIES
         RAINBOW shall provide EM MARIN the following information with respect to the RAINBOW ASIC:

         A.       specifications including but not limited to APPENDIX B;

         B.       schematic files of the ProM circuit; and

         C. supply testing information required for EM MARIN to create the functional tests and electrical parametric tests (that is, test programs) for production ATE.

         1.04     EM MARIN'S RESPONSIBILITIES
         EM MARIN shall perform responsibilities in accordance with APPENDIX A. RAINBOW shall signify acceptance of completion of each PHASE by providing EM MARIN a signed copy of APPENDIX A at the appropriate PHASE transaction date. RAINBOW shall indicate an unsatisfactory PHASE completion by a description of the non-conformity. Specifically, EM MARIN shall, in addition to other obligations under this AGREEMENT:

         A. provide access to design notebook(s) which contain all simulations, Device sizes, schematics or design models, etc., in EM Marin's offices and shall supply simulation results;

         B. supply to the mutually designated escrow company Calma GDSII compatible data base tape and a complete data base for the RAINBOW ASIC when completed by EM MARIN (electronic version of 1.04, A.);

         C. characterize, to the Specification, a five piece sample of the RAINBOW ASIC (in accordance with standard practice) and provide RAINBOW the findings resulting from the analysis of first silicon;

         D. thoroughly analyze (in accordance with standard practice) the RAINBOW characterization report and data resulting from RAINBOW's analysis of first silicon;

         E. upon completion of the analysis in C. and D. and after receiving information concerning design errors (if any) from RAINBOW, make any mutually agreed upon design corrections as outlined in sections 2.01 and 2.02;

         F.       generate Test Programs for the production ATE; and

         G.       manage the production and deliveries of any RAINBOW ASIC.

         H. provide deliverables in a timely manner as set forth in APPENDIX A.

         I. provide a written report describing the results from production qualification of the RAINBOW ASIC.

         1.05     ADDITIONAL EM MARIN RESPONSIBILITIES
         EM MARIN shall provide technical, engineering and developmental services resulting in the delivery of ten, (10), prototypes of the RAINBOW ASIC properly tested and packaged. (the "Tested Prototypes"). RAINBOW will have thirty (30) days to accept or reject the Tested Prototypes. If RAINBOW accepts, then RAINBOW's notice of acceptance will be in the form attached as APPENDIX C. If a written notice of rejection is not received by EM MARIN within thirty (30) days of shipment of the Tested Prototypes, the Tested Prototypes will be deemed to have been accepted by RAINBOW.

         EM MARIN will deliver additional prototypes of the RAINBOW ASIC at $____ per unit within 4 weeks after RAINBOW places a purchase order for such prototypes. The quantities of the prototypes will not exceed 200 pieces. If for any reason, including but not limited to wafer yield or wafer foundry capacity restraints, EM MARIN cannot deliver the additional prototypes of the RAINBOW ASIC within the 4 week schedule, then EM MARIN will immediately notify RAINBOW of any new quantities and delivery schedule.

         1.06     DEVELOPMENT CHARGE AND PAYMENT SCHEDULE
         In full payment for the design, development and layout work to be performed for the DEVELOPMENT PROJECT, EM MARIN shall be paid a NRE charge for the RAINBOW ASIC.

         Non Recurring Engineering expense payments are due and payable upon the acceptance by RAINBOW of each PHASE as described in section 1.04, and the milestone schedule shown in APPENDIX A.

         1.07     CHANGES
         A. In the event RAINBOW desires to change the Specifications for the DEVELOPMENT PROJECT, a request for change will be submitted in writing to EM MARIN, and EM MARIN will estimate the additional time and development costs necessary to implement any requested change. RAINBOW must approve of the additional cost and development time.

         B. Upon receipt of RAINBOW's written approval, implementation of the change will proceed and any additional cost will be paid by RAINBOW. The Specifications will be amended to reflect any change, and the DEVELOPMENT PROJECT will be modified as necessary.

         C. In order to facilitate proper financial control, EM MARIN has provided the above fixed price quotation based on detailed estimates of EM MARIN's efforts to complete this project. It is anticipated that RAINBOW may require additional services during or after completion of the DEVELOPMENT PROJECT, which may affect cost or schedule. If RAINBOW (or its contract manufacturer) requests any assistance from EM MARIN, then EM MARIN will use its reasonable best efforts to provide such additional services and charges will be billed based on the actual time expended by each individual assigned to the project. Additional charges are payable on Net 30 day terms.

                  EM MARIN's current billing rate for senior engineers is ______________________________ ($__________) per hour.

         D. EM MARIN will bill RAINBOW for actual expenses of out of town travel requested or previously approved by RAINBOW. All travel expenses shall be paid by RAINBOW on thirty (30) day net terms, from the date of invoice. Travel will be at coach or standard room rates, unless these accommodations are not available within the time constraints, in which case the next available higher level of travel or accommodations will be used.

2.0      WARRANTY, REMEDIES

         2.01     WARRANTY OF DESIGN INTEGRITY
         EM MARIN warrants that all or part of the RAINBOW ASIC designs and other material delivered by EM MARIN to RAINBOW under this AGREEMENT meeting the Rainbow ASIC specification (hereinafter, "WARRANTED INFORMATION") shall be free of design rule defects and layout defects; will be logically correct, and will be consistent with acceptable engineering practices.

         EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, NO WARRANTIES, EXPRESSED OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EXIST WITH RESPECT TO ANY PRODUCTS OR SERVICES PURCHASED UNDER THIS AGREEMENT AND THEREFORE ALL SUCH WARRANTIES ARE EXPRESSLY EXCLUDED.

         2.02     REMEDY
         In the event RAINBOW rejects WARRANTED INFORMATION, EM MARIN shall, at EM MARIN's expense, promptly correct any defects which RAINBOW has identified.

         2.03     WARRANTY OF RAINBOW ASIC PERFORMANCE
         EM MARIN hereby warrants that any RAINBOW ASIC delivered in the production PHASE will perform according to the electrical requirements defined by the Specifications and the functional requirements defined by the RAINBOW-approved production test program for a period of twelve
         (12) months following the delivery thereof (the "WARRANTY PERIOD"). Notwithstanding the foregoing, EM MARIN does not warrant failure in the RAINBOW ASIC due to storage or handling by RAINBOW, its subcontractors or agents which does not conform to the industry standards set forth for storage and handling.

         2.04     REMEDY OF RAINBOW ASIC PERFORMANCE
         During the WARRANTY PERIOD, EM MARIN will repair or replace any defect in any RAINBOW ASIC which fails to perform in accordance with the RAINBOW-approved production test program. EM MARIN will perform its warranty obligations within one hundred (120) days after RAINBOW notifies EM MARIN of any defect in any RAINBOW ASIC.

         2.05     WARRANTY OF TITLE, INDEMNIFICATION
         EM MARIN, at its own expense, will indemnify, hold RAINBOW harmless and defend any action brought against RAINBOW to the extent that it is based on a claim that any EM MARIN designed circuit blocks, cells or other design details used by EM Marin in the Rainbow ASIC infringes any United States (or former COCOM member country) patent, copyright, trade secret, or other proprietary right, provided that EM MARIN is immediately notified in writing of such claim. EM MARIN shall have the right to control the defense of all such claims, lawsuits, and other proceedings. In no event shall RAINBOW settle any such claim, lawsuit or proceeding without EM MARIN's prior written approval.

         RAINBOW, at its own expense, will indemnify, hold EM MARIN harmless and defend any action brought against EM MARIN to the extent that it is based on a claim that RAINBOW property and/or RAINBOW designed material infringes any United States (or former COCOM member country) patent, copyright, trade secret, or other proprietary right, provided that RAINBOW is immediately notified in writing of such claim. RAINBOW shall have the right to control the defense of all such claims, lawsuits and other proceedings. In no event shall EM MARIN settle any such claim, lawsuit, or proceeding without RAINBOW's prior written approval.

3.0      INTELLECTUAL PROPERTY MATTERS

         3.01     PROPRIETARY INFORMATION
         Any PROPRIETARY INFORMATION to be transferred by one PARTY to the other PARTY under this AGREEMENT shall be marked "confidential", "proprietary" or by words of similar import. If any PROPRIETARY INFORMATION is disclosed in an oral manner, the disclosing PARTY will inform the other PARTY at the time of disclosure of such information's proprietary nature, and confirm the same in writing to the receiving PARTY within thirty (30) days. The PARTIES agree to hold PROPRIETARY INFORMATION in confidence and to exert the same effort to prevent disclosure thereof as it would regarding its own proprietary information but in no less than a reasonable degree of care. The PARTIES agree to not disclose any PROPRIETARY INFORMATION without written authority. The obligations of this paragraph shall terminate with respect to any portion of the received PROPRIETARY INFORMATION:
         (a) known prior to receipt; (b) becoming known through no act or failure to act by either PARTY; or (c) furnished to third parties without restriction on disclosure; or (d) independently developed by the PARTY receiving the PROPRIETARY INFORMATION.

         3.02     OWNERSHIP OF INTELLECTUAL PROPERTY
         All INTELLECTUAL PROPERTY first conceived, discovered, developed, or acquired by one PARTY (alone or jointly with another party) outside the scope of the DEVELOPMENT PROJECT shall remain the sole and exclusive property of such PARTY.

         Except for the RAINBOW ASIC net list, any INTELLECTUAL PROPERTY first conceived, discovered, developed, or acquired solely by EM MARIN under the DEVELOPMENT PROJECT shall be the exclusive property of EM MARIN. Any RAINBOW ASIC net list shall be owned solely by RAINBOW. INTELLECTUAL PROPERTY first conceived, discovered, developed, or acquired solely by RAINBOW under the DEVELOPMENT PROJECT shall be the exclusive property of RAINBOW.

         INTELLECTUAL PROPERTY first conceived, discovered, developed, or acquired jointly, as those terms are used before the United States Patent Office, by both PARTIES under the DEVELOPMENT PROJECT shall be jointly owned by both PARTIES. Each PARTY shall have the right to exploit and licenses JOINT INTELLECTUAL PROPERTY without accounting to the other PARTY.

         In furtherance of the foregoing: (a) except for those licenses granted under section 3.03, no patent or software licenses of any kind are granted or implied under this AGREEMENT; and (b) no RAINBOW ASIC unit shall be transferred or sold to any third party without RAINBOW's signed and written permission.

         3.03     LICENSE GRANT
         Upon full payment of all development charges, RAINBOW will be granted a fully paid, perpetual, non-exclusive, license to:

         A. use the EM MARIN DESIGN DATABASE (put into escrow according to 1.04.B.) to have RAINBOW ASIC units produced for the benefit of RAINBOW by a third party vendor in the event that EM MARIN:
                  (i) breaches this AGREEMENT; (ii) is unwilling or unable to produce and deliver an order of RAINBOW ASIC units ordered by RAINBOW within a default period of 60 days of scheduled deliveries; or (iii) upon the occurrence of an event described in section 12.0; and

         B. use and include the RAINBOW ASIC designed and manufactured under this AGREEMENT in any current or future RAINBOW products.


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4.0      PRODUCTION

         4.01     PRODUCTION QUANTITIES
         RAINBOW agrees to provide EM MARIN with schedules detailing requested deliveries of the RAINBOW ASIC units one hundred twenty (120) days in advance. RAINBOW's order will be acknowledged with detailed quantity and delivery schedules. Terms and conditions of production deliveries shall be defined by the purchase agreements. The production pricing is shown below in section 4.02. Notwithstanding the detailed delivery schedule, EM MARIN agrees that RAINBOW has the right to extend the date of delivery of RAINBOW ASIC units scheduled to occur more than 90 days from the date RAINBOW informs EM MARIN of the extended date.

         4.02 PRODUCTION PRICING
         Both PARTIES agree to the pricing described below:

The unit price for the RAINBOW ASIC units are as follows:

                  PACKAGED UNIT PRICE
                                         20 pin 173 milTSSOP           20 pin Plastic DIP
   o first 10k units                        $____ per unit                      $____
   o up to 100k units per year              $____ per unit                      $____
   o up to 200k units per year              $____ per unit                      $____
   o up to 400k units per year              $____ per unit                      $____



                                     TESTED, SAWN DIE ON STICKY TAPE              ADDED COST FOR GOLD BUMPING
   o up to 200k die per year                $____ per unit
   o up to 400k die per year                $____ per unit
   o up to 800k die per year                $____ per unit
   o over 800k die per year                 $____ per unit                              $___


5.0      PERFORMANCE TO SCHEDULE (PRODUCTION ORDERS)

         5.01     CONSIDERATION FOR LATE DELIVERY ON EXPEDITED LOTS
         RAINBOW shall be relieved of its obligation to pay an expedite fee if the expedited lot is fourteen (14) days late based on the acknowledged delivery date from (FOB factory) EM MARIN.

         5.02     SHIP AHEAD ALLOWANCE
         RAINBOW grants EM MARIN the right to ship product sixty (60) days ahead of the original delivery date as specified on the acknowledged purchase order.

         5.03     YIELD FALLOUT/RECOVERY PLAN
         EM MARIN shall establish a buffer stock to fulfill the quantities stated in an acknowledged purchase order from RAINBOW and based on an annual rolling forecast updated monthly and EM MARIN's current cycle time and yields.


6.0      PRODUCTION ORDER DESCRIPTIONS

         6.01     PURCHASE ORDERS
         RAINBOW purchase orders are uncancelable after written order confirmation by EM MARIN and will explicitly state RAINBOW part numbers, EM MARIN part numbers, and RAINBOW ASIC descriptions and form of product delivery (i.e., packaged or die).

7.0      BUSINESS STRATEGY

         7.01     ESTABLISHING A SECOND MANUFACTURING LOCATION
         EM MARIN may, in its sole discretion, establish a second manufacturing location for RAINBOW ASIC production provided that it notifies RAINBOW in advance. RAINBOW will not be held accountable for the costs associated with starting a second manufacturing location.

         EM MARIN will perform the necessary tasks to establish the manufacturing capability at a second location if RAINBOW exercises this option after delivery of one (1) million pieces of the RAINBOW ASIC and by payment of __________________________ ($___________) to EM MARIN.

         The RAINBOW ASIC unit price shall not increase, regardless of where the manufacturing takes place. Pricing shall be renegotiated if more favorable cost structures are available at another site.

         7.02     DISCONTINUANCE OF MANUFACTURING
         If EM MARIN decides to discontinue manufacturing the RAINBOW ASIC, EM MARIN must notify RAINBOW in writing at least twelve (12) months in advance. EM MARIN will allow RAINBOW a "last buy" purchase order to cover the twelve (12) month period prior to the discontinue date. Furthermore, EM MARIN will provide reasonable assistance to transition the manufacturing of the product to an alternate supplier.


8.0      DURATION AND TERMINATION


         8.01 THIS AGREEMENT SHALL COME INTO EFFECT UPON SIGNATURE BY BOTH PARTIES AND SHALL REMAIN IN FORCE UNTIL THE 31ST DAY OF DECEMBER 2001. IT SHALL THEREAFTER IMPLICITLY BE RENEWED FOR ADDITIONAL TERMS OF ONE YEAR PROVIDED (I) NEITHER PARTY IS GIVING NOTICE TO THE OTHER IN WRITING AT LEAST THREE (3) MONTHS IN ADVANCE AND (II) THE AGREEMENT IS NOT TERMINATED FOR REASONS SET FORTH HEREINAFTER.
         8.02 If either PARTY materially breaches this AGREEMENT, the other PARTY may, upon thirty (30) days written notice of such breach or default, cancel its remaining obligations under this AGREEMENT. In no event shall EM MARIN be liable for delay in the rendering of services under this AGREEMENT due to causes beyond its reasonable control, including by way of illustration, but not limited to, acts of God, acts of civil or military authority, fire, or inability's due to causes beyond EM MARIN's reasonable control to obtain necessary labor, materials, facilities, or services. In the event of such a delay, the dates of performance under this AGREEMENT shall be deferred for a period equal to the time lost by reason of the delay. Notwithstanding such event or delay, RAINBOW may, if so desires, exercise its rights under section
                  8.01. In the event that this AGREEMENT is terminated, each PARTY shall return all PROPRIETARY INFORMATION and works in progress received from the other PARTY.

         8.03     TERMINATION FOR CONVENIENCE OR FOR DEFAULT
         RAINBOW shall have the right, upon giving thirty (30) days written notice, to terminate the DEVELOPMENT PROJECT at any time. In the event of such termination, RAINBOW's total liability to EM MARIN shall be payment for the then current accumulated charges, including charges that were to be amortized and were expended.

         EM MARIN shall have the right, upon giving thirty (30) days written notice, to terminate the Development project. If this AGREEMENT is terminated by EM MARIN, then EM MARIN will return to RAINBOW any and all development charges that have already been paid at the time of termination with the exception of _____________________ ($________) US
         Dollars for the work up to Specification Sign-off. In such instance, EM MARIN will have no further liability.

         This AGREEMENT will terminate in case of the termination of the DEVELOPMENT PROJECT. Section 3.0, however, will survive the termination of this AGREEMENT for three (3) years.

9.0      INTEGRATION
This AGREEMENT constitutes the entire agreement between the PARTIES relating to the subject matter contained within this AGREEMENT. This AGREEMENT supersedes and repeals all previous negotiations or understanding between the PARTIES relating to this subject matter.


10.0     MISCELLANEOUS

         10.01    MODIFICATION
         This AGREEMENT may not be modified, altered, changed or amended in any respect unless done so in writing and signed by both PARTIES.

         10.02    ASSIGNMENT OF AGREEMENT
         EM MARIN may only assign this AGREEMENT or any portion hereof to an affiliate of EM MARIN with prior written authorization from RAINBOW.

         In the event that EM MARIN is unable to perform all or part of this AGREEMENT, EM MARIN may only transfer its obligations with the RAINBOW's prior written authorization.

         10.03    SUBCONTRACTING
         If EM MARIN assigns or subcontracts its obligations, EM MARIN will remain liable for the performance of this AGREEMENT. If EM MARIN enters any separate agreement with a subcontractor, such agreement shall: (a) acknowledge that any INTELLECTUAL PROPERTY in any RAINBOW ASIC is owned as set forth in section 3.0 of this AGREEMENT; and (b) protect PROPRIETARY INFORMATION as set forth in section 3.01.


         10.04    ACCESS TO PEOPLE AND INFORMATION
         RAINBOW reserves the right to have technical or quality personnel witness the development and manufacturing processes, and to perform any necessary verification audits to assure the quality of the deliverable items. This includes, but is not limited to, access to quality and wafer process data and personnel. RAINBOW shall provide adequate advanced notice to EM MARIN's designated program manager who will arrange the logistics for such meetings.


11.0     NOTICE
Any notices delivered under this AGREEMENT, shall be in writing and addressed as follows:

EM Microelectronic - Marin SA                  Rainbow Technologies
Rue des Sors 3, CH-2074.                       50 Technology Dr.
Marin / Switzerland                            Irvine, CA  92718
Attn:  Peter Umminger, Sales Director          Attn:  Patrick Godding, Hdwr Eng
                                                      Director


12.0     BANKRUPTCY
Notwithstanding the provisions of section 4.0, if either PARTY files a petition in bankruptcy or is adjudicated a bankrupt, or commits an act of bankruptcy, or if a petition in bankruptcy is filed against it, or if it makes an arrangement pursuant to any bankruptcy or insolvency law, or if it discontinues its business, or if a receiver is appointed for it or its business, then the other PARTY shall, without further notice, have the immediate right to terminate this AGREEMENT and enter upon the other PARTY's premises to repossess and remove (i) any works in progress in connection with this AGREEMENT and (ii) any Proprietary Property. In the event that EM MARIN files a petition, EM MARIN will return any of the RAINBOW ASIC designs that are RAINBOW property.


13.0     FURTHER ACTIONS
At any time and from time to time, each PARTY agrees, without further consideration, to take such actions and to execute and deliver such documents as the other PARTY may reasonably request as necessary to effectuate the purposes of this AGREEMENT.

14.0     GOVERNING LAW
THIS AGREEMENT AND ITS PERFORMANCE SHALL BE GOVERNED BY, SUBJECT TO, AND CONSTRUED IN ACCORDANCE WITH SWISS LAW. Any and all disputes arising in connection with the execution or interpretation of this Agreement or breach thereof which cannot be settled amicably shall be finally settled by arbitration, which shall take place in London and be carried out by the International Chamber of Commerce, in accordance with the ICC Rules of Conciliation and Arbitration, which are in force at the relevant time. The language to be used in such arbitration proceedings shall be English.


15.0     GENERAL LIMITATIONS OF LIABILITY
In no event, whether as a result of breach of this AGREEMENT or otherwise, shall either PARTY be liable to the other for loss of profit or revenue, loss of goodwill, claims of customers, or special, consequential or punitive damages of any nature.


16.0     EXPORT CONTROL
Both PARTIES shall adhere to all applicable laws, regulations and rules relating to the export of technical data to any proscribed country listed in such applicable laws, regulations and rules of the United States. The obligations under this section 16.0 shall survive the termination or expiration of this AGREEMENT.


17.0     SIGNATURE
IN WITNESS WHEREOF, the PARTIES have had this AGREEMENT executed by their respective authorized officers on the date(s) written below with the intent that they be legally and equitably bound by its terms. This AGREEMENT shall not be enforceable until stamped and initialed below by EM MARIN's Intellectual Property Group.

EM Microelectronic - Marin SA

By:  _____________________________

Title: ___________________________

__________________________________

RAINBOW TECHNOLOGIES, INC.

By:  _____________________________
                                                           Date